Exhibit 99.3

Quest Diagnostics Incorporated

Unaudited Pro Forma Combined Financial Statements

On November 1, 2005, Quest Diagnostics Incorporated (the “Company” or “Quest Diagnostics”) completed its acquisition (the “Acquisition”) of LabOne, Inc. (“LabOne”) in a transaction valued at approximately $947 million, including approximately $138 million of assumed debt of LabOne. LabOne provides health screening and risk assessment services to life insurance companies, as well as clinical diagnostic testing services to patients and healthcare providers and drugs-of-abuse testing to employers.

Under the terms of the merger agreement, Quest Diagnostics acquired all of the outstanding common shares of LabOne. In connection with the Acquisition, Quest Diagnostics paid $43.90 per common share in cash, or $768 million in total, to acquire all of the outstanding common shares of LabOne. In addition, Quest Diagnostics paid $33 million in cash for outstanding stock options of LabOne. Pursuant to the terms of the merger agreement, LabOne’s outstanding stock options became fully vested and exercisable and were cancelled in exchange for the right to receive an amount, for each share subject to the stock option, equal to the excess of $43.90 per share over the exercise price per share of such option. The aggregate purchase price of $809 million includes transaction costs of approximately $8 million.

In conjunction with the acquisition of LabOne, Quest Diagnostics repaid approximately $127 million of debt, representing substantially all of LabOne’s existing outstanding debt as of November 1, 2005.

Quest Diagnostics financed the all-cash purchase price and related transaction costs associated with the LabOne acquisition, and the repayment of substantially all of LabOne’s outstanding debt with the net proceeds from a $900 million private placement of senior notes (the “Senior Notes”), completed on October 31, 2005, and cash on-hand.

The following unaudited pro forma combined financial statements of the Company have been prepared to illustrate the effects of the following transactions:

Quest Diagnostics’ purchase, on November 1, 2005, of LabOne, its financing of the all-cash purchase price and related transaction costs associated with the LabOne acquisition, and the repayment of substantially all of LabOne’s outstanding debt with cash on-hand and the net proceeds from its $900 million private placement of senior notes.

The Acquisition will be accounted for under the purchase method. As such, the cost to acquire LabOne will be allocated to the respective assets and liabilities acquired based on their estimated fair values at the closing of the Acquisition. A preliminary allocation of the costs to acquire LabOne has been made to certain of the assets and liabilities of LabOne in the accompanying unaudited pro forma combined financial statements based on preliminary estimates. The Company is continuing to assess the estimated fair values of the assets and liabilities acquired. Accordingly, the final allocation may be different from the amounts reflected in the accompanying unaudited pro forma combined financial statements. The unaudited pro forma combined balance sheet as of September 30, 2005 gives effect to the Acquisition, the repayment of substantially all of LabOne’s existing outstanding debt and the issuance of the Senior Notes as if they had occurred on September 30, 2005. The unaudited pro forma combined statements of operations assume these transactions were effected on January 1, 2004.

The costs related to the integration of LabOne’s operations into the Company's laboratory network are not included in the unaudited pro forma combined balance sheet as of September 30, 2005. We have not yet finalized the integration plan for LabOne, as such, we have not yet finalized our estimate of integration costs. We expect a significant portion of these costs will require cash outlays and will primarily relate to severance and other integration-related costs, including the elimination of excess capacity and workforce reductions. To the extent that the costs relate to actions that impact LabOne's employees and operations, such costs will be accounted for as a cost of the Acquisition and will be included in goodwill. To the extent that the costs relate to actions that impact the Company's employees and operations, such costs will be accounted for as a charge to earnings in the periods that the related actions are taken.

The unaudited pro forma combined statements of operations do not include the costs of integrating LabOne, nor do they include the estimated annual synergies expected to be realized upon completion of the integration of LabOne.

The pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements are presented for illustrative purposes only to aid in your analysis of the impact to the Company of the Acquisition and the issuance of the Senior Notes. The unaudited pro forma combined financial statements are not necessarily indicative of the combined financial position or results of operations that would have been realized had the Company and LabOne been a single entity during the periods presented. In addition, the unaudited pro forma combined financial statements are not necessarily indicative of the future results of the Company. The unaudited pro forma combined financial statements and related notes should be read in conjunction with the historical financial statements of the Company and LabOne.

Quest Diagnostics Incorporated and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

September 30, 2005

(in thousands)

Assets	Quest Diagnostics	LabOne	Adjustments		Pro forma Combined
Current assets:
Cash and cash equivalents	$210,089	$15,302	$891,370	(a)
			(809,066)	(c)
			(11,942)	(d)
			(127,661)	(e)	$168,092

Accounts receivable, net of allowance for doubtful accounts	693,792	84,380	—		778,172
Inventories	78,173	7,723	—		85,896
Deferred income taxes	101,458	8,717	—		110,175
Prepaid expenses and other current assets	67,830	7,024	—		74,854
Total current assets	1,151,342	123,146	(57,299)		1,217,189
Property, plant and equipment, net	670,862	86,212	—		757,074
Goodwill, net	2,524,596	140,495	550,418	(c)(6)	3,215,509
Intangible assets, net	9,824	18,038	121,462	(c)(2)	149,324
Deferred income taxes	30,583	—	—		30,583
Other assets	147,527	4,117	6,278	(a)
			(3,407)	(c)(3)	154,515
Total assets	$4,534,734	$372,008	$617,452		$5,524,194

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$686,607	$44,486	$(3,618)	(b)
			(11,942)	(d)	$715,533
Short-term borrowings and current portion of long-term debt	504,900	1,849	—		506,749
Total current liabilities	1,191,507	46,335	(15,560)		1,222,282

Long-term debt	349,399	109,734	897,648	(a)
			26,199	(c)(4)
			(127,661)	(e)	1,255,319

Deferred income taxes	—	9,180	43,518	(c)(5)	52,698
Other liabilities	166,087	67	—		166,154
Total liabilities	1,706,993	165,316	824,144		2,696,453
Stockholders’ equity	2,827,741	206,692	3,618	(b)
			(210,310)	(c)(6)	2,827,741
Total liabilities and stockholders' equity	$4,534,734	$372,008	$617,452		$5,524,194

See accompanying notes to the unaudited pro forma combined financial statements

Quest Diagnostics Incorporated and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For The Nine Months Ended September 30, 2005

(in thousands, except per share data)

	Quest Diagnostics	LabOne	Adjustments		Pro Forma Combined

Net revenues	$4,068,835	$379,224	$11,711	(f) (1)	$4,459,770
Operating costs and expenses:
Cost of services	2,385,780	256,755	11,711	(f) (1)
			18,412	(f) (2)	2,672,658
Selling, general and administrative expenses	937,448	86,127	(18,412)	(f) (2)
			(3,009)	(f) (3)
			(75)	(f) (4)
			(1,884)	(g)	1,000,195
Amortization of intangible assets	2,776	—	3,009	(f) (3)
			1,870	(h)	7,655
Other operating (income) expense, net	8,569	—	(31)	(f) (4)	8,538
Total operating costs and expenses	3,334,573	342,882	11,591		3,689,046

Operating income	734,262	36,342	120		770,724

Other income (expense):
Interest expense, net	(37,263)	(3,444)	(32,921)	(i)	(73,628)
Minority share of (income) expense	(14,918)	—	18	(f) (4)	(14,900)
Equity earnings in unconsolidated
joint ventures	19,506	—	—		19,506
Other income (expense), net	(6,125)	163	(124)	(f) (4)	(6,086)
Total non-operating expenses	(38,800)	(3,281)	(33,027)		(75,108)

Income before taxes	695,462	33,061	(32,907)		695,616
Income tax expense (benefit)	279,514	12,965	(13,777)	(j)	278,702

Net income	$415,948	$20,096	$(19,130)		$416,914

Earnings per common share:
Basic	$2.06				$2.06
Diluted	$2.02				$2.02

Weighted average common shares outstanding:
Basic	202,332				202,332
Diluted	206,214				206,214

See accompanying notes to the unaudited pro forma combined financial statements

Quest Diagnostics Incorporated and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For The Year Ended December 31, 2004

(in thousands, except per share data)

	Quest Diagnostics	LabOne	Adjustments		Pro Forma Combined

Net revenues	$5,126,601	$468,236	$16,082	(f) (1)	$5,610,919
Operating costs and expenses:
Cost of services	2,990,712	320,343	16,082	(f) (1)
			19,139	(f) (2)	3,346,276

Selling, general and administrative expenses	1,227,746	102,766	(19,139)	(f) (2)
			(3,936)	(f) (3)
			(67)	(f) (4)	1,307,370
Amortization of intangible assets	6,703	—	3,936	(f) (3)
			2,569	(h)	13,208
Other operating (income) expense, net	10,223	—	(249)	(f) (4)	9,974
Total operating costs and expenses	4,235,384	423,109	18,335		4,676,828

Operating income	891,217	45,127	(2,253)		934,091

Other income (expense):
Interest expense, net	(57,949)	(4,916)	(44,055)	(i)	(106,920)
Minority share of (income) expense	(19,353)	—	(101)	(f) (4)	(19,454)
Equity earnings in unconsolidated
joint ventures	21,049	—	—		21,049
Other income (expense), net	162	224	(215)	(f) (4)	171
Total non-operating expenses	(56,091)	(4,692)	(44,371)		(105,154)

Income before taxes	835,126	40,435	(46,624)		828,937
Income tax expense (benefit)	335,931	13,711	(18,463)	(j)	331,179

Net income	$499,195	$26,724	$(28,161)		$497,758

Earnings per common share:
Basic	$2.45				$2.44
Diluted	$2.35				$2.34

Weighted average common shares outstanding:
Basic	203,920				203,920
Diluted	214,145				214,145

See accompanying notes to the unaudited pro forma combined financial statements

Quest Diagnostics Incorporated and Subsidiaries

Notes To Unaudited Pro Forma Combined Financial Statements

BALANCE SHEET PRO FORMA ADJUSTMENTS

(a)

Reflects the cash proceeds from Quest Diagnostics’ $900 million private placement of senior notes (the “Senior Notes”) pursuant to Rule 144A under the Securities Act. The Company used the net proceeds from the Senior Notes, together with cash on hand, to pay the all-cash purchase price and related transaction costs associated with the acquisition of LabOne and to repay substantially all of LabOne’s existing outstanding debt. The Senior Notes were priced in two tranches: (a) $400 million aggregate principal amount of 5.125% senior notes due November 1, 2010, issued at a discount of $0.8 million; and (b) $500 million aggregate principal amount of 5.45% senior notes due November 1, 2015, issued at a discount of $1.6 million. The Senior Notes will require semiannual interest payments.

The gross proceeds have been reduced for debt financing costs of $6.3 million. Such costs will be capitalized and amortized over the respective term of the Senior Notes.

(b)	Reflects special charges incurred and expensed by LabOne in conjunction with the LabOne acquisition as follows (in millions):

		Increase (decrease) in
		Accounts payable and accrued expenses	Retained earnings	Additional paid-in capital	Total stockholders’ equity

Stock based compensation charge associated with outstanding LabOne stock options	(b)(1)	$—	$(32.9)	$32.9	$—
Accrued merger costs and expenses	(b)(2)	11.9	(11.9)	—	(11.9)
Tax benefit associated with the stock based compensation expense and merger related expenses outlined above	(b)(3)	(15.5)	15.5	—	15.5
Total pro forma adjustment		$(3.6)	$(29.3)	$32.9	$3.6

(b) (1)

Represents $32.9 million of non-cash expenses related to stock based compensation associated with modifications to LabOne’s outstanding stock options resulting from the merger agreement between LabOne and Quest Diagnostics. Pursuant to the merger agreement, LabOne’s outstanding stock options became fully vested and exercisable, and were cancelled in exchange for the right to receive an amount, for each share subject to the stock option, equal to the excess of $43.90 per share over the exercise price per share of such option. The stock based compensation for the options would be recorded as a charge to earnings with an offsetting increase in additional paid-in capital. In the accompanying unaudited pro forma combined balance sheet, this non-recurring charge incurred in conjunction with the acquisition of LabOne, is reflected as a reduction in retained earnings within common stockholders’ equity.

(b) (2)

Represents the accrual of additional direct transaction costs, primarily comprised of investment banking and legal fees, incurred and expensed by LabOne in conjunction with the closing of the merger agreement between LabOne and Quest Diagnostics.

(b) (3)

Reflects an incremental tax rate of approximately 40% applied to the stock-based compensation expense and accrued merger costs and expenses. The amount of the pro forma tax benefit has been reduced for the impact of LabOne's merger costs and expenses of which $5.6 million are not deductible for tax purposes.

(c)

Reflects the purchase of all the outstanding common shares and stock options of LabOne, and the payment of transaction costs associated with the acquisition of LabOne. In connection with the acquisition, Quest Diagnostics paid $43.90 per common share in cash, or $768 million in total, to acquire all of the outstanding common shares of LabOne. In addition, Quest Diagnostics paid $33 million in cash for outstanding stock options of LabOne. Pursuant to the merger agreement, LabOne’s outstanding stock options became fully vested and exercisable and were cancelled in exchange for the right to receive an amount, for each share subject to the stock option, equal to the excess of $43.90 per share over the exercise price per share of such option. The aggregate purchase price of $809 million includes transaction costs of approximately $8 million.

The components of acquisition cost as are follows (in millions):

Components of Acquisition Cost
Purchase price to acquire all of LabOne’s outstanding common stock	$768.3
Cash paid for outstanding stock options of LabOne	32.9
Transaction costs incurred by Quest Diagnostics, consisting primarily of fees and expenses of investment bankers, attorneys and accountants	7.9
Total acquisition cost / Cash paid to fund LabOne purchase price and related transaction costs	$809.1

The preliminary allocation of acquisition cost to the LabOne assets and liabilities acquired under the purchase method of accounting is as follows (in millions):

Preliminary Purchase Price Allocation
Net assets of LabOne per historical balance sheet as of September 30, 2005	$206.7
Increase (decrease) in net assets due to:
Special charges incurred by LabOne in conjunction with the LabOne acquisition, net of taxes and the increase in stockholders’ equity related to the stock based compensation associated with LabOne’s outstanding stock options, net of taxes (see note (b) above)	3.6
Adjusted historical net assets of LabOne	210.3	(c) (1)

Adjustments to record net assets acquired based on estimated fair values:
Intangible assets	121.5	(c) (2)
Other assets	(3.4)	(c) (3)
Long-term debt	(26.2)	(c) (4)
Deferred income taxes – noncurrent	(43.5)	(c) (5)
Incremental goodwill recorded	550.4	(c) (6)

Total acquisition cost	$809.1

(c) (1)	Includes $140.5 million of goodwill and $18.0 million of intangible assets recorded in LabOne’s historical balance sheet as of September 30, 2005.

(c) (2)

Based on the amount of intangible assets recorded in LabOne's historical balance sheet as of September 30, 2005, a pro forma adjustment of $121.5 million is reflected in the unaudited pro forma combined balance sheet at September 30, 2005 to adjust LabOne’s historical net book value to the respective asset’s estimated fair value. Quest Diagnostics management determined, in consultation with third-party valuation specialists, that certain assets acquired in the LabOne acquisition qualify for recognition as intangible assets apart from goodwill in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). The estimated fair value of intangible assets acquired include customer related intangibles of $130.1 million and tradenames of $9.4 million.

(c) (3)	Represents the reduction in unamortized deferred financing costs of $3.4 million related to LabOne’s outstanding debt repaid in conjunction with the LabOne acquisition.

(c) (4)

Represents the increase in the carrying value of LabOne’s outstanding debt as of September 30, 2005 to its estimated fair value. As a result of the change in control of LabOne, the holders of LabOne’s outstanding 3.5% Convertible Senior Debentures (the “Debentures”), had the right from November 1, 2005 to December 1, 2005 to: (i) have their Debentures repurchased by LabOne for 100% of the principal amount of the Debentures, plus accrued and unpaid interest thereon through November 30, 2005; or (ii) have their Debentures converted into the amount the respective holder would have received if the holder had converted the Debentures prior to November 1, 2005, plus an additional premium. As provided in the indenture to Debentures, the conversion rate had increased so that each $1,000 principal amount of the Debentures was convertible into cash in the amount of approximately $1,280.88 if converted by December 1, 2005. As a result of the change in control of LabOne, of the total outstanding principal balance of the Debentures of $103.5 million, $99 million of principal was converted for $126.8 million in cash, reflecting a premium of $27.8 million. The remaining outstanding principal of the Debentures totaling $4.5 million was adjusted to its estimated fair value of $2.9 million, reflecting a discount of $1.6 million based on the net present value of the estimated remaining obligations, at current interest rates.

(c) (5)

The increase in noncurrent deferred income taxes of $43.5 million primarily represents a $55.2 deferred tax liability associated with the difference between the assigned values and the tax bases of the $139.5 million of intangible assets reflected in the preliminary purchase price allocation (as indicated (c) (2) above), partially offset by a deferred tax benefit of $11.7 million, principally associated with the pro forma adjustments to the carrying value of LabOne’s outstanding debt as of September 30, 2005 (as indicated in (c)(3) and(c)(4) above).

(c) (6)

Based on the preliminary purchase price allocation of the acquisition cost of the LabOne acquisition and the amount of goodwill recorded in LabOne’s historical balance sheet as of September 30, 2005, a pro forma adjustment of $550.4 million, representing incremental goodwill acquired, was reflected in the unaudited pro forma combined balance sheet at September 30, 2005.

The decrease in common stockholders’ equity of $210.3 million primarily represents the elimination of LabOne’s historical net equity of $206.7 million and the impact of the special charges incurred and expensed by LabOne in conjunction with the LabOne acquisition of $3.6 million (as outlined in footnote (b) above).

(d)	Reflects the payment of the cash portion of LabOne’s accrued merger costs and expenses accrued for in (b) above.

(e)	Reflects the repayment of substantially all of LabOne’s outstanding debt as of September 30, 2005 consisting of the following (in millions):

Principal amount of Debentures converted for cash	$99.0
Premium paid on converted Debentures	27.8
Total repayments related to Debentures	126.8
Other debt repayments	0.9
Total repayments of LabOne debt	$127.7

STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS

(f)

In order to provide more meaningful comparisons, Quest Diagnostics recorded this pro forma adjustment to reclassify certain costs and expenses in the historical financial statements of LabOne on a basis consistent with that of Quest Diagnostics. These adjustments have no net impact on results of operations and are primarily associated with the reclassification of:

(1)	Billings for certain freight and shipping costs into net revenues;
(2)	Information technology costs in support of providing services into cost of services and certain occupancy costs into general and administrative expenses;
(3)	Amortization of intangible assets; and
(4)	Other miscellaneous income and expense items such as foreign currency transaction gains and losses.

(g)

Reflects the pro forma adjustment to remove non-recurring merger costs of $1.9 million, consisting of direct transaction costs incurred and expensed by LabOne in conjunction with the merger agreement between LabOne and Quest Diagnostics.

(h)

Reflects the pro forma impact on the amortization of intangible assets. In connection with the preliminary purchase price allocation, Quest Diagnostics management determined, in consultation with third-party valuation specialists, that certain assets acquired in the LabOne acquisition qualify for recognition as intangible assets apart from goodwill in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). The estimated fair value of intangible assets acquired include customer related intangibles of $130.1 million and tradenames of $9.4 million. For purposes of determining the pro forma adjustment to amortization of intangible assets, the customer related intangibles are being amortized over an estimated useful life of 20 years. The tradename intangibles are considered to have an indefinite life and are not subject to amortization; rather such assets would be subject to an annual test for impairment.

(i)

The pro forma adjustment to net interest expense represents the difference between LabOne’s historical net interest expense associated with LabOne’s Debentures and revolving credit facilities, and the assumed interest expense associated with Quest Diagnostics’ Senior Notes, the net proceeds of which were used to finance the acquisition of LabOne and related transaction costs, and the repayment of substantially all of LabOne’s existing outstanding debt. The Senior Notes were priced in two tranches: (a) $400 million aggregate principal amount of 5.125% senior notes due November 1, 2010, issued at a discount of $0.8 million; and (b) $500 million aggregate principal amount of 5.45% senior notes due November 1, 2015, issued at a discount of $1.6 million. The pro forma net interest expense adjustment for the nine months ended September 30, 2005 is comprised of pro forma interest expense associated with Senior Notes of $36.0 million, partially offset by a reduction in LabOne’s historical interest expense of $3.6 million, primarily associated with the assumed repayment of $99.0 million of principal of LabOne’s Debentures. The pro forma net interest expense adjustment for the year ended December 31, 2004 is comprised of pro forma interest expense associated with Senior Notes of $48.1 million, partially offset by a reduction in LabOne’s historical interest expense of $4.7 million, primarily associated with the assumed repayment of $99.0 million of principal of LabOne’s Debentures.

(j)

The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at an incremental tax rate of approximately 40%. The effective tax rate related to the pro forma adjustments for the nine months ended September 30, 2005 is impacted by LabOne’s merger costs and expenses incurred in conjunction with the merger agreement between LabOne and Quest Diagnostics, the majority of which are not deductible for tax purposes (as indicated in (g) above).